Exhibit 99.1

Pro Forma Financial Statements:

 CANG BAO TIAN XIA INTERNATIONAL ART TRADE CENTER INC.

PRO FORMA CONSOLIDATED BALANCE SHEETS

As of June 30, 2020

(Unaudited)

	Zhi Yuan Limited and Subsidiaries	Cang Bao Tian Xia International Art Trade Center, Inc.	Adjustments	Pro Forma

ASSETS
Current assets
Cash and cash equivalents	$2,715,689	$—		$2,715,689
Inventory	319,031	—		319,031
Advance to suppliers	2,425,359	—		2,425,359
Advance to suppliers - related parties	69,355	—		69,355
Due from related party	41,502	—		41,502
Prepayment and other current assets, net	42,841	—		42,841
Total current assets	5,613,777	—		5,613,777
Non-current assets
Property, plant and equipment, net	11,706	—		11,706
Intangible assets	322,557	—		322,557
Operating lease right of use asset, net	638,023	—		638,023
Total non-current assets	972,286	—		972,286
Total Assets	$6,586,063	$—		$6,586,063

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expense	$5,694,519	$16,000		$5,710,519
Advance from customers	451,193	—		451,193
Due to related party	—	95,045		95,045
Operating lease liabilities - current	585,831	—		585,831
Total current liabilities	6,731,543	111,045		6,842,588
Non-current liabilities
Operating lease liabilities - noncurrent	235,811	—		235,811
Total liabilities	6,967,354	111,045		7,078,399

Shareholders' equity
Series A Preferred Stock	—	9,920		9,920
Common stock	1	35,319	74,999	110,319
Additional paid-in capital	6,264,147	20,509,840	(75,000)	26,698,987
Registered capital subscription receivable	(6,264,148)	—	1	(6,264,147)
Accumulated deficit	(415,312)	(20,666,124)		(21,081,436)
Accumulated other comprehensive income	34,021	—		34,021
Total shareholders' equity	(381,291)	(111,045)		(492,336)
Total Liabilities and Shareholders' Equity	$6,586,063	$—		$6,586,063

CANG BAO TIAN XIA INTERNATIONAL ART TRADE CENTER INC.

PRO FORMA CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

For the year ended June 30, 2020

(Unaudited)

	Zhi Yuan Limited and Subsidiaries	Cang Bao Tian Xia International Art Trade Center, Inc.	Adjustments	Pro Forma

Net revenues	$6,919,614	$—		$6,919,614
Cost of revenues	1,836,728	—		1,836,728
Gross margin	5,082,886	—		5,082,886
Operating expenses:
Selling expense	1,652,557	—		1,652,557
General and administrative	2,693,361	84,539		2,777,900
Total operating expenses	4,345,918	84,539		4,430,457

Loss from operations	736,968	(84,539)		652,429

Other income/(loss)
Interest income	9,091	—		9,091
Other income (expense)	(61,695)	—		(61,695)
Total other income(loss)	(52,604)	—		(52,604)

Operating income (loss) before income taxes	684,364	(84,539)		599,825
Provision for income taxes expense	12,675	—		12,675
Net income (loss)	671,689	(84,539)		587,150
Other comprehensive income (loss)
Net income (loss)	671,689	(84,539)		587,150
Foreign currency translation adjustment	27,271	—		27,271
Total comprehensive income (loss)	$698,960	$(84,539)		$614,421

Income (Loss) per share
Basic				$0.01
Diluted				$0.00
Weighted average shares outstanding
Basic				110,319,245
Diluted				4,078,319,245

CANG BAO TIAN XIA INTERNATIONAL ART TRADE CENTER INC.

PRO FORMA CONSOLIDATED BALANCE SHEETS

As of June 30, 2019

(Unaudited)

	Zhi Yuan Limited and Subsidiaries	Cang Bao Tian Xia International Art Trade Center, Inc.	Adjustments	Pro Forma

ASSETS
Current assets
Cash and cash equivalents	$4,677,454	$—		$4,677,454
Inventory	415,029	—		415,029
Advance to suppliers	705,787	—		705,787
Prepayment and other current assets, net	15,947	—		15,947
Total current assets	5,814,217	—		5,814,217
Non-current assets
Property, plant and equipment, net	6,042	—		6,042
Intangible assets	429,269	—		429,269
Operating lease right of use asset, net	874,255	—		874,255
Total non-current assets	1,309,566	—		1,309,566
Total Assets	$7,123,783	$—		$7,123,783

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expense	$4,904,130	$10,650		$4,914,780
Accounts payable - related parties	138,321	—		138,321
Advance from customers	2,258,241	—		2,258,241
Due to related party	539	15,856		16,395
Operating lease liabilities - current	346,757	—		346,757
Total current liabilities	7,647,988	26,506		7,674,494
Non-current liabilities
Operating lease liabilities - noncurrent	556,046	—		556,046
Total liabilities	8,204,034	26,506		8,230,540

Shareholders' equity
Series A Preferred Stock	—	9,920		9,920
Common stock	—	35,319	75,000	110,319
Additional paid-in capital	—	20,509,840	(75,000)	20,434,840
Shares Subscription Receivable	—	—		—
Accumulated deficit	(1,086,998)	(20,581,585)		(21,668,583)
Accumulated other comprehensive income	6,747	—		6,747
Total shareholders' equity	(1,080,251)	(26,506)		(1,106,757)
Total Liabilities and Shareholders' Equity	$7,123,783	$—		$7,123,783

CANG BAO TIAN XIA INTERNATIONAL ART TRADE CENTER INC.

PRO FORMA CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

For the year ended June 30, 2019

(Unaudited)

	Zhi Yuan Limited and Subsidiaries	Cang Bao Tian Xia International Art Trade Center, Inc.	Adjustments	Pro Forma
Net revenues	$1,766,705	$—		$1,766,705
Cost of revenues	1,279,665	—		1,279,665
Gross margin	487,040	—		487,040
Operating expenses:
Selling expense	926,059	—		926,059
General and administrative	650,747	48,856		699,603
Total operating expenses	1,576,806	48,856		1,625,662
Loss from operations	(1,089,766)	(48,856)		(1,138,622)

Other income/(loss)
Interest income	2,768	—		2,768
Total other income(loss)	2,768	—		2,768

Operating loss before income taxes	(1,086,998)	(48,856)		(1,135,854)
Provision for income taxes expense				—
Net loss	(1,086,998)	(48,856)		(1,135,854)

Other comprehensive loss
Net loss	(1,086,998)	(48,856)		(1,135,854)
Foreign currency translation adjustment	6,837	—		6,837
Total comprehensive loss	$(1,080,161)	$(48,856)		$(1,129,017)

Income (Loss) per share
Basic				$(0.01)
Diluted
Weighted average shares outstanding
Basic				110,319,245
Diluted				110,319,245

NOTE 1 – PRO FORMA AND BASIS OF PRESENTATION

The unaudited pro forma financial statements are based on historical financial statements of Cang Bao Tian Xia International Art Trade Center Inc. (“Cang Bao”) and its subsidiaries, Zhi Yuan Limited and its subsidiaries and variable interest entities, as if the Share Exchange transaction below had closed at the beginning of the year.

On July 27, 2020 (the “Closing Date”), beneficial shareholders of Zhi Yuan Limited (the “Shareholders”) entered into a Share Exchange Agreement (the “Exchange Agreement”) with Can Bao Tian Xia International Art Trade Center, Inc. (“Cang Bao”). Pursuant to the terms of the Exchange Agreement, the Shareholders agreed to sell to Cang Bao, and Cang Bao agreed to purchase, all shares of Zhi Yuan Limited held by them, which shares represent 100% of the issued and outstanding shares of Zhi Yuan Limited. In exchange, Cang Bao agreed to issue to the Shareholders an aggregate of 75,000,000 shares of Cang Bao common stock, representing approximately 67.98% of Cang Bao’s total issued and outstanding common stock (the “Share Exchange”).

The entities operate an online and offline cultural exchange service platform, through which dedicated to create industry standards for art investment and creating a model of online art exchanges and transactions, which allows collectors, artists, art dealers and owners to access a much larger art trading market, allowing them to engage with a wide range of collectibles or artwork investors.

For financial reporting purpose, the transaction is classified as a business combination under common control is a business combination in which all of the combining entities or businesses are ultimately controlled by the same party or parties both before and after the Share Exchange, and that control is not transitory.

NOTE 2 – ADJUSTMENTS

(a)  Cang Bao issued 75,000,000 shares of its common stock in exchange for all of the outstanding shares in ZhiYuan.

(b)  To eliminate ZhiYuan and subsidiaries’ historical shares capital amounts, assuming the ZhiYuan 's original stockholders will exchange their shares in ZhiYuan for the Cangbao US shares.